Exhibit 99.5

Trammell Crow Company

Other Data

(UNAUDITED)

	March 31, 2003	December 31, 2002

Corporate Service Clients (A)	82	85

Number of Brokers	505	501

Managed /Leased Portfolio (in thousands):
Property management square footage	254,542	261,079
Facilities management square footage	177,585	254,060
Leased only square footage	91,734	94,864
Total Portfolio	523,861	610,003

Development Inventory (in millions):
In process inventory	$3,504	$3,605
Pipeline inventory	1,150	1,398
Total Inventory	$4,654	$5,003

(A)  Corporate Service Clients include corporate customers that have contracts with the Company greater than one year in duration for provision of one or more of the following services:  transaction management, lease administration, facilities management, project management, office services, call center services, or mobile maintenance services.